                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                             Barr Laboratories, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    068306109
                                 (CUSIP Number)

                                Meyer F. Florence
                                150 Signet Drive
                         Weston, Ontario, Canada M9L 1T9
                                 (416) 749-9300
  (Name, Address and Telephone Number of Person Authorized to Received Notices
                               and Communications)

                                 August 13, 2003
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box /__/.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                 SCHEDULE 13D
----------------------
CUSIP No. 068306109
----------------------

--------------------------------------------------------------------------------------------------------------
1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Bernard C. Sherman
--------------------------------------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                           (a) [ ]
                                                                                                       (b) [X]

--------------------------------------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------
4)       SOURCE OF FUNDS

--------------------------------------------------------------------------------------------------------------
5)       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada
--------------------------  ----------------------------------------------------------------------------------
NUMBER OF           7)      SOLE VOTING POWER
SHARES                      0
BENEFICIALLY  ------------  ----------------------------------------------------------------------------------
OWNED BY            8)      SHARED VOTING POWER
EACH                        10,896,914
REPORTING     ------------  ----------------------------------------------------------------------------------
PERSON WITH         9)      SOLE DISPOSITIVE POWER
                            0
              ------------  ----------------------------------------------------------------------------------
                   10)      SHARED DISPOSITIVE POWER
                            10,896,914
--------------------------------------------------------------------------------------------------------------
11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,896,914
--------------------------------------------------------------------------------------------------------------
12)      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  16.4%
--------------------------------------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IN
--------------------------------------------------------------------------------------------------------------

                                                    SCHEDULE 13D
---------------------------
CUSIP No. 068306109
---------------------------

--------------------------------------------------------------------------------------------------------------
1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  The Bernard and Honey Sherman Trust
--------------------------------------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                           (a) [ ]
                                                                                                       (b) [X]

--------------------------------------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------
4)       SOURCE OF FUNDS

--------------------------------------------------------------------------------------------------------------
5)       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada
--------------------------  ----------------------------------------------------------------------------------
NUMBER OF           7)      SOLE VOTING POWER
SHARES                      0
BENEFICIALLY  ------------  ----------------------------------------------------------------------------------
OWNED BY            8)      SHARED VOTING POWER
EACH                        10,896,914
REPORTING     ------------  ----------------------------------------------------------------------------------
PERSON WITH         9)      SOLE DISPOSITIVE POWER
                            0
              ------------  ----------------------------------------------------------------------------------
                   10)      SHARED DISPOSITIVE POWER
                            10,896,914
--------------------------------------------------------------------------------------------------------------
11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,896,914
--------------------------------------------------------------------------------------------------------------
12)      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  16.4%
--------------------------------------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  OO
--------------------------------------------------------------------------------------------------------------

                                                         SCHEDULE 13D
--------------------------
CUSIP No. 068306109
--------------------------

--------------------------------------------------------------------------------------------------------------
1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Sherman Holdings Inc.
--------------------------------------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                           (a) [ ]
                                                                                                       (b) [X]
--------------------------------------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------
4)       SOURCE OF FUNDS

--------------------------------------------------------------------------------------------------------------
5)       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada
--------------------------------------------------------------------------------------------------------------
NUMBER OF                 7)      SOLE VOTING POWER
SHARES                            0
BENEFICIALLY  ------------------  ----------------------------------------------------------------------------
OWNED BY                  8)      SHARED VOTING POWER
EACH                              10,896,914
REPORTING     ------------------  ----------------------------------------------------------------------------
PERSON WITH               9)      SOLE DISPOSITIVE POWER
                                  0
              ------------------  ----------------------------------------------------------------------------
                         10)      SHARED DISPOSITIVE POWER
                                  10,896,914
--------------------------------------------------------------------------------------------------------------
11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,896,914
--------------------------------------------------------------------------------------------------------------
12)      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  16.4%
--------------------------------------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO
--------------------------------------------------------------------------------------------------------------

                                                           SCHEDULE 13D
-----------------------
CUSIP No. 068306109
-----------------------

--------------------------------------------------------------------------------------------------------------
1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Shermco Inc.
--------------------------------------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                           (a) [ ]
                                                                                                       (b) [X]
--------------------------------------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------
4)       SOURCE OF FUNDS

--------------------------------------------------------------------------------------------------------------
5)       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada
--------------------------------------------------------------------------------------------------------------
NUMBER OF           7)            SOLE VOTING POWER
SHARES                            0
BENEFICIALLY  ------------------  ----------------------------------------------------------------------------
OWNED BY            8)            SHARED VOTING POWER
EACH                              10,896,914
REPORTING     ------------------  ----------------------------------------------------------------------------
PERSON WITH         9)            SOLE DISPOSITIVE POWER
                                  0
              ------------------  ----------------------------------------------------------------------------
                   10)            SHARED DISPOSITIVE POWER
                                  10,896,914
--------------------------------------------------------------------------------------------------------------
11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,896,914
--------------------------------------------------------------------------------------------------------------
12)      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  16.4%
--------------------------------------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO
--------------------------------------------------------------------------------------------------------------

                                                       SCHEDULE 13D
-----------------------
CUSIP No. 068306109
-----------------------

--------------------------------------------------------------------------------------------------------------
1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Sherfam Inc.
--------------------------------------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                           (a) [ ]
                                                                                                       (b) [X]
--------------------------------------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------
4)       SOURCE OF FUNDS

--------------------------------------------------------------------------------------------------------------
5)       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada
--------------------------------------------------------------------------------------------------------------
NUMBER OF                 7)       SOLE VOTING POWER
SHARES                             0
BENEFICIALLY  ------------------  ----------------------------------------------------------------------------
OWNED BY                  8)       SHARED VOTING POWER
EACH                               10,896,914
REPORTING     ------------------  ----------------------------------------------------------------------------
PERSON WITH               9)       SOLE DISPOSITIVE POWER
                                   0
              ------------------  ----------------------------------------------------------------------------
                         10)       SHARED DISPOSITIVE POWER
                                   10,896,914
--------------------------------------------------------------------------------------------------------------
11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,896,914
--------------------------------------------------------------------------------------------------------------
12)      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  16.4%
--------------------------------------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO
--------------------------------------------------------------------------------------------------------------

                                                        SCHEDULE 13D
----------------------
CUSIP No. 068306109
----------------------

--------------------------------------------------------------------------------------------------------------
1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Apotex Holdings Inc.
--------------------------------------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                           (a) [ ]
                                                                                                       (b) [X]
--------------------------------------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------
4)       SOURCE OF FUNDS

--------------------------------------------------------------------------------------------------------------
5)       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada
--------------------------------------------------------------------------------------------------------------
NUMBER OF                 7)      SOLE VOTING POWER
SHARES                            0
BENEFICIALLY  ------------------  ----------------------------------------------------------------------------
OWNED BY                  8)      SHARED VOTING POWER
EACH                              10,896,914
REPORTING     ------------------  ----------------------------------------------------------------------------
PERSON WITH               9)      SOLE DISPOSITIVE POWER
                                  0
              ------------------  ----------------------------------------------------------------------------
                         10)      SHARED DISPOSITIVE POWER
                                  10,896,914
--------------------------------------------------------------------------------------------------------------
11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,896,914
--------------------------------------------------------------------------------------------------------------
12)      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  16.4%
--------------------------------------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO
--------------------------------------------------------------------------------------------------------------

                                                        SCHEDULE 13D
----------------------
CUSIP No. 068306109
----------------------

--------------------------------------------------------------------------------------------------------------
1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  SHERMFIN INC.  22-2416614
--------------------------------------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                           (a) [ ]
                                                                                                       (b) [X]
--------------------------------------------------------------------------------------------------------------
3)       SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
4)       SOURCE OF FUNDS

-------------------------------------------------------------------------------------------------------------
5)       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware, USA
-------------------------------------------------------------------------------------------------------------
NUMBER OF                 7)      SOLE VOTING POWER
SHARES                            0
BENEFICIALLY  ------------------  ---------------------------------------------------------------------------
OWNED BY                  8)      SHARED VOTING POWER
EACH                              10,896,914
REPORTING     ------------------  ---------------------------------------------------------------------------
PERSON WITH               9)      SOLE DISPOSITIVE POWER
                                  0
              ------------------  ---------------------------------------------------------------------------
                         10)      SHARED DISPOSITIVE POWER
                                  10,896,914
-------------------------------------------------------------------------------------------------------------
11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,896,914
-------------------------------------------------------------------------------------------------------------
12)      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

-------------------------------------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  16.4%
-------------------------------------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO
-------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------
CUSIP No. 068306109
-------------------

--------------------------------------------------------------------------------
1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Sherman Delaware, Inc.  13-3083682
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
--------------------------------------------------------------------------------
5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware, USA
--------------------------------------------------------------------------------
NUMBER OF                  7)       SOLE VOTING POWER
SHARES                              0
BENEFICIALLY      --------------- ----------------------------------------------
OWNED BY                   8)       SHARED VOTING POWER
EACH                                10,896,914
REPORTING         --------------- ----------------------------------------------
PERSON WITH                9)       SOLE DISPOSITIVE POWER
                                    0
                  --------------- ----------------------------------------------
                           10)      SHARED DISPOSITIVE POWER
                                    10,896,914
--------------------------------------------------------------------------------
11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,896,914
--------------------------------------------------------------------------------
12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  16.4%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO
--------------------------------------------------------------------------------

The Reporting Persons (as defined below) hereby amend and supplement the
Schedule 13D originally filed with the Securities and Exchange Commission (the "SEC") on March 26, 1999, as amended by Amendment No. 1 filed with the SEC on July 1, 1999, as amended by Amendment No. 2 filed with the SEC on June 14, 2001, as amended by Amendment No. 3 filed with the SEC on December 24, 2002, as amended by Amendment No. 4 filed with the SEC on February 19, 2003, as amended by Amendment No. 5 filed with the SEC on March 7, 2003, and as further amended by Amendment No. 6 filed with the SEC on May 19, 2003 (the "Schedule") as follows:

         This Schedule relates to the common stock, par value $.01 per share ("Common Stock"), of Barr Laboratories, Inc., a Delaware corporation (the "Issuer").

"Item 2.  Identity and Background.

         Item 2 (a) of the Schedule is hereby amended by deleting the existing text and inserting the following text in its stead:

                  (a) This statement is being filed jointly by the following parties: (i) Bernard C. Sherman ("Dr. Sherman"), who has sole voting and dispositive control, as the sole trustee, of the Bernard and Honey Sherman Trust ("Sherman Trust"), and who owns 99% of the outstanding capital stock of Sherman Holdings Inc. ("Sherman Holdings"); (ii) Sherman Trust which owns 99% of the common stock of Shermco Inc. ("Shermco"); (iii) Sherman Holdings which owns 99% of the preferred stock of Shermco; (iv) Shermco which owns all of the outstanding capital stock of Sherfam Inc. ("Sherfam"); (v) Sherfam which owns all of the outstanding capital stock of Apotex Holdings Inc. ("Apotex"); (vi) Apotex which owns all of the outstanding capital stock of SHERMFIN, INC. ("Shermfin"); (vii) Shermfin which owns all of the outstanding capital stock of Sherman Delaware, Inc. ("SDI"); and (viii) SDI which directly owns Common Stock of the Issuer (individually, a "Reporting Person" and, collectively, the "Reporting Persons").*"

------------------
*Neither the present filing nor anything contained herein shall be construed as an admission that any Reporting Person constitutes a "person" for any purpose other than Section 13(d) of the Act.

"Item 5.  Interest in Securities of the Issuer.

         Items 5(a) and (b) of the Schedule are hereby amended by deleting the existing text and inserting the following text in its stead:


                                         Amount                              Sole Power to          Shared Power to
                                      Beneficially       Percent of          Vote or Direct         Vote or Direct
        Reporting Person               Owned (1)           Class                the Vote               the Vote
1. Dr. Sherman                       10,896,914(2)          16.4                   0                10,896,914(2)
2. Sherman Trust                     10,896,914(2)          16.4                   0                10,896,914(2)
3. Sherman Holdings                  10,896,914(2)          16.4                   0                10,896,914(2)
4. Shermco                           10,896,914(2)          16.4                   0                10,896,914(2)
5. Shermfam                          10,896,914(2)          16.4                   0                10,896,914(2)
6. Apotex                            10,896,914(2)          16.4                   0                10,896,914(2)
7. Shermfin                          10,896,914(2)          16.4                   0                10,896,914(2)
8. SDI                               10,896,914(2)          16.4                   0                10,896,914(2)

(1) All share amounts have been adjusted from those disclosed in Amendments 1 through 5 to the Schedule to reflect the 3-for-2 stock split effected in the form of a 50% stock dividend distributed on March 17, 2003.

(2) By virtue of the relationships described in Item 2(a) above, Dr. Sherman, Sherman Trust, Sherman Holdings, Shermco, Sherfam, Apotex and Shermfin may be deemed to possess indirect beneficial ownership of the shares of Common Stock beneficially owned by SDI.

         The filing of this statement by Dr. Sherman, Sherman Trust, Sherman Holdings, Shermco, Sherfam, Apotex and Shermfin shall not be construed as an admission that any of Dr. Sherman, Sherman Trust, Sherman Holdings, Shermco, Sherfam, Apotex or Shermfin, is, for the purposes of Section 13(d) or Section 13(g) of the Act, the beneficial owner of any securities covered by this statement.

         Because of the relationships described in Item 2(a) above, the Reporting Persons may be deemed to constitute a "group" within the meaning of Rule 13d-5 under the Act, and as such, each member of the group would be deemed to beneficially own, in the aggregate, all the shares of Common Stock held by members of the group. The Reporting Persons disclaim membership in a group."

         Item 5(c) of the Schedule is hereby amended by deleting the existing text and inserting the following text in its stead:

               Other than as described below, there were no transactions in the Company's Common Stock effected by the Reporting Persons during the past sixty days. All of the transactions set forth below were effected by the sale by SDI of such shares of Common Stock in open market transactions pursuant to Rule 144 under the Securities Act of 1933, as amended.

                      Trade Date           No. of Shares       Price Per Share

                   August 13, 2003              96,300             $67.15

                   August 13, 2003             282,800             $67.20

                   August 13, 2003               6,000             $67.21

                   August 13, 2003               8,400             $67.22

                   August 13, 2003               1,500             $67.23

                   August 13, 2003                 600             $67.24

                   August 13, 2003              90,700             $67.25

                   August 13, 2003               6,200             $67.26

                   August 13, 2003                 500             $67.27

                   August 13, 2003             107,000             $67.30

                   August 14, 2003              33,800             $65.95

                   August 14, 2003              10,100             $65.97

                   August 14, 2003              61,400             $66.00

                   August 14, 2003                 400             $66.01

                   August 14, 2003                 800             $66.02

                   August 14, 2003                 700             $66.03

                   August 14, 2003                 400             $66.04

                   August 14, 2003               3,200             $66.05

                   August 14, 2003               4,400             $66.07

                   August 14, 2003                 500             $66.08

                   August 14, 2003               1,500             $66.09

                   August 14, 2003               1,700             $66.10

                   August 14, 2003                 300             $66.11

                   August 14, 2003               2,600             $66.12

                   August 14, 2003               1,300             $66.13

                   August 14, 2003               3,400             $66.14

                   August 14, 2003              10,300             $66.15

                   August 14, 2003               1,900             $66.16

                   August 14, 2003               3,100             $66.17

                   August 14, 2003               1,300             $66.18

                   August 14, 2003               6,100             $66.20

                   August 14, 2003                 900             $66.21

                   August 14, 2003                 900             $66.25

                   August 14, 2003                 900             $66.28

                   August 14, 2003               4,100             $66.29

                   August 14, 2003                 200             $66.34

                   August 14, 2003                 600             $66.39

                   August 14, 2003                 200             $66.40

                   August 14, 2003                 100             $66.43

                   August 14, 2003                 500             $66.47

                   August 14, 2003               1,300             $66.53

                   August 14, 2003                 100             $66.54

                   August 14, 2003              15,400             $66.65

                   August 14, 2003              20,700             $66.70

                   August 14, 2003                 600             $66.71

                   August 14, 2003              16,900             $66.72

                   August 14, 2003               1,000             $66.73

                   August 14, 2003               1,800             $66.74

                   August 14, 2003              86,500             $66.75

                   August 14, 2003               2,300             $66.76

                   August 14, 2003               1,500             $66.77

                   August 14, 2003                 400             $66.78

                   August 14, 2003                 700             $66.79

                   August 14, 2003                 500             $66.80

                   August 14, 2003               1,100             $66.81

                   August 14, 2003                 400             $66.84

                   August 14, 2003                 200             $66.85

                   August 15, 2003              30,800             $65.90

                   August 15, 2003               2,000             $65.92

                   August 15, 2003               1,500             $65.95

                   August 15, 2003               2,600             $65.98

                   August 15, 2003                 600             $65.99

                   August 15, 2003              13,500             $66.00

                   August 15, 2003               3,000             $66.01

                   August 15, 2003               3,500             $66.02

                   August 15, 2003               3,800             $66.03

                   August 15, 2003                 900             $66.04

                   August 15, 2003               2,000             $66.05

                   August 15, 2003               2,700             $66.06

                   August 15, 2003               3,000             $66.07

                   August 15, 2003               1,300             $66.08

                   August 15, 2003                 400             $66.09

                   August 15, 2003               4,700             $66.10

                   August 15, 2003                 600             $66.11

                   August 15, 2003               3,600             $66.12

                   August 15, 2003                 100             $66.13

                   August 15, 2003                 100             $66.14

                   August 15, 2003               2,700             $66.15

                   August 15, 2003                 300             $66.16

                   August 15, 2003                 700             $66.17

                   August 15, 2003               1,100             $66.18

                   August 15, 2003               1,100             $66.20

                   August 15, 2003                 100             $66.22

                   August 15, 2003                 900             $66.25

                   August 15, 2003               1,200             $66.26

                   August 15, 2003                 100             $66.30

                   August 15, 2003                 200             $66.31

                   August 15, 2003               1,900             $66.35

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 21, 2003

                                               /s/ Bernard C. Sherman
                                               ----------------------
                                               BERNARD C. SHERMAN

                                               BERNARD AND HONEY SHERMAN TRUST
                                               /s/ Bernard C. Sherman
                                               ----------------------
                                               Bernard C. Sherman
                                               Sole Trustee

                                               SHERMAN HOLDINGS INC.

                                               By: /s/ Bernard C. Sherman
                                                   ----------------------
                                                       Bernard C. Sherman
                                                       President

                                               SHERMCO INC.

                                               By: /s/ Bernard C. Sherman
                                                   ----------------------
                                                       Bernard C. Sherman
                                                       Chairman

                                               SHERFAM INC.

                                               By: /s/ Bernard C. Sherman
                                                   ----------------------
                                                       Bernard C. Sherman
                                                       Chairman

                                               APOTEX HOLDINGS INC.

                                               By: /s/ Bernard C. Sherman
                                                   ----------------------
                                                       Bernard C. Sherman
                                                       President

                                               SHERMFIN, INC.

                                               By: /s/ Bernard C. Sherman
                                                   ----------------------
                                                       Bernard C. Sherman
                                                       President

                                               SHERMAN DELAWARE, INC.

                                               By: /s/ Bernard C. Sherman
                                                   ----------------------
                                                       Bernard C. Sherman
                                                       President


                                       12